EXHIBIT 99.6
May 4, 2009
Board of Directors
Centex Corporation
2728 North Harwood
Dallas, TX 75201

Re:	Registration Statement on Form S-4 of Pulte Homes, Inc.
Ladies and Gentlemen:
Reference is made to our opinion letter, dated April 7, 2009, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.25 per share (the “Shares”), of Centex Corporation (the “Company”) of the exchange ratio of 0.975 shares of common stock, par value $0.01 per share, of Pulte Homes, Inc. (“Pulte”) to be paid for each Share pursuant to the Agreement and Plan of Merger, dated as of April 7, 2009, by and among Pulte, Pi Nevada Building Company, a wholly owned subsidiary of Pulte, and the Company.
The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.
In that regard, we hereby consent to the reference to our opinion under the captions “Opinion of Financial Advisors,” “Background of the Merger,” “Recommendation of the Centex Board of Directors and Its Reasons for the Merger” and “Opinion of Centex’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)